ASSET PURCHASE AND LICENSE AGREEMENT

This ASSET PURCHASE AND LICENSE AGREEMENT (the “Agreement”) is entered into as of September 13, 2017 (“Effective Date”), by and between:

AMTRUST NORTH AMERICA, INC., a Delaware corporation, with a business address of 800 Superior Avenue, Cleveland, Ohio 44114 (“AMTRUST” or “SELLER”); and

NATIONAL GENERAL HOLDINGS CORP., a Delaware corporation, with a place of business at 59 Maiden Lane, 38th Floor, New York, New York 10038 (“NATIONAL GENERAL” or “PURCHASER”).

AMTRUST and NATIONAL GENERAL may be referred to separately herein as a “Party” and collectively, as the “Parties”.

RECITALS

WHEREAS, AMTRUST and GMAC Insurance Management Corporation., the legal predecessor of NATIONAL GENERAL Management Corp., are parties to that certain Master Services Agreement, dated on or about February 22, 2012, and an accompanying Initial Work Statement, dated on or about March 1, 2010 (collectively, the “Existing Agreement”), under which AMTRUST developed the NPS System (defined below) and licenses and supports the NPS System to and for NATIONAL GENERAL, and provides certain services to NATIONAL GENERAL related to same;

WHEREAS, AMTRUST also owns the Required AMTRUST Programs (defined below), which are used in connection with operating the NPS System, and licenses same to NATIONAL GENERAL under the Existing Agreement;

WHEREAS, the Parties now desire for AMTRUST to: (1) transfer to NATIONAL GENERAL all rights, title and interests in and to the NPS System, together with all of its intellectual property and other proprietary rights in and to same that exist as of the Effective Date; and (2) grant to NATIONAL GENERAL a worldwide, perpetual, royalty-free, fully paid-up license in and to the Required AMTRUST Programs, subject to the terms and conditions more fully set forth herein; and

WHEREAS, the Parties further desire for NATIONAL GENERAL to grant back to AMTRUST a worldwide, perpetual, royalty-free, fully paid-up license to use and exercise all intellectual property rights in the NPS System within the scope of such license, subject to the terms and conditions more fully set forth herein.

NOW THEREFORE, in consideration of the mutual promises expressed below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, AMTRUST and NATIONAL GENERAL have agreed as follows:

1.    Definitions. When used in this Agreement, the following terms shall have the meanings set forth below (terms defined in the singular shall have the same meaning when used in the plural and vice versa):

(a)    “Affiliate” means any Person which directly or indirectly is Controlled by another Person, currently or in the future, provided that, for purposes of this Agreement, AMTRUST and its current and future Controlled Affiliates shall not be deemed to be “Affiliates” of NATIONAL GENERAL and its current and future Controlled Affiliates, and vice-versa.

(b)    “Controlled” means (i) the ability to elect a majority of the board of directors, (ii) in relation to a partnership or other unincorporated association, the right to a share of more than thirty-three percent (33%) of its net assets or net income, (iii) the power to control the management and affairs of a Person; and/or (iv) the beneficial ownership of thirty-three percent (33%) or more of the voting equity securities or other equivalent voting interests of the Person.

(c)(1)    “Future NPS System” means the NPS System, as Improved, modified and/or otherwise changed by or for NATIONAL GENERAL following the Effective Date.

(c)(2)    “Hardware” means all hardware and information technology assets, infrastructure and equipment.

(d)    “Improvement” means any invention, additional feature or functionality, or any enhancement of an invention, feature or functionality, arising from or related to the Technology in question.

(e)    “Intellectual Property Rights” means: all intellectual property and other proprietary rights, including; (i) all trade secrets and know-how; (ii) inventions, methods, processes, discoveries, designs and other industrial property rights (whether patentable or not, whether registerable or not); (iii) all copyrights in works of authorship; (iv) any and all patents, patent applications and other intangible property or proprietary rights; and (v) any other legal protections throughout the world in, to, and under any of the above, but excluding trademarks and related rights.

(f)    “Lien” means any security interest, pledge, mortgage, lien, charge, restriction, or other encumbrance, including, without limitation, any tax lien.

(g)    “Loss(es)” means losses, damages, settlements, costs, charges or other expenses (including reasonable attorney’s fees and costs) or liabilities of every kind, including liability based on contributory, vicarious, or any other doctrine of secondary liability.

(h)    “NPS System” means the personal lines insurance policy management system, described as the “Software Deliverable” in the Existing Agreement, known as the “New Policy System” or “NPS”, in the form that it exists as of the Effective Date.

(i)     “Person” as used herein means an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity.

(j)    “Project Plan” means the written plan, mutually developed and signed by the Parties, outlining a series of milestones to specify the activities, related periods for completion of same, any assumptions and dependencies, and proof point(s) for completion, associated with AMTRUST’s material obligations for transition of the NPS System under this Agreement.

(k)    “Purchased Assets” means the Purchased Technology, Purchased Mark and the Purchased IP, together with the right to sue third parties for infringement, misappropriation or other violation of any of the foregoing accruing before, on or after the Effective Date and to collect all income, royalties, fees, damages and payments resulting therefrom. For clarity, the Purchased Assets do not include any data of any Person other than NATIONAL GENERAL that are stored in or processed by the Purchased Technology.

(l)    “Purchased IP” means all Intellectual Property Rights owned or controlled by AMTRUST as of the Effective Date covering or related to the Purchased Technology.

(l)(2)    “Purchased Mark” means the name and trademark NPS and “New Policy System”, together with the goodwill of the business associated therewith.

(m)    “Purchased Technology” means, except as set forth as a Third Party/Not Provided Component in Section B of Schedule A, all Technology comprising the NPS System as of the Effective Date, including, without limitation, the items set forth in Section A of Schedule A.

(n)    “Required AMTRUST Programs” means, except as set forth as a Third Party/Not Provided Component in Section B of Schedule B, all of the software provided by AMTRUST to NATIONAL GENERAL as “Other AMTRUST Programs” under the Existing Agreement to operate or otherwise provide full functionality to the NPS System as of the Effective Date, including, without limitation, items set forth in Section A of Schedule B.

(o)    “Retained Copies” means one or more copies of the Purchased Technology retained by SELLER, such Retained Copies to be stripped of any PURCHASER policyholder data.

(p)    “Technology” means physical and tangible items and work product, including software, programming instructions and documentation, relating to the applicable computer software program or system, but excluding Hardware.

(q)    “Third Party/Not Provided Component” means any item or component of the NPS System or Required AMTRUST Programs that is not owned or contolled by SELLER and/or any Hardware that is used to operate or otherwise provide full functionality to the NPS System or Required AMTRUST Programs as of the Effective Date, as any of the foregoing is set forth in Section B of Schedule A (if related to the NPS System) or Section B of Schedule B (if related to the Required AMTRUST Programs).

(r)    “Transition Date” means the date that is thirty (30) days after the date of full (a) separation and transfer of all six (6) NPS System operating environments and (b) migration of the Required AMTRUST Programs from AMTRUST to NATIONAL GENERAL, provided that (i) NATIONAL GENERAL is able to operate the transferred NPS System and Required AMTRUST Programs in a manner consistent with past practices prior to the Effective Date, and (ii) there has been with no material degradation of the transferred NPS System and Required AMTRUST Programs during such thirty (30) day period. The Transition Date shall not take into account the performance or completion of any BPO Services (as defined in Section 8(f)).

(s)    “The ‘861 Patent Rights” means U.S. Patent No. 7,277,861, titled Insurance Policy Renewal Method and System, issued Oct. 2, 2007, together with any substitutions, extensions, reissues, reexaminations, renewals, divisionals, continuations, continuations-in-part and foreign counterparts of same.

2.Purchased Assets.

(a)    Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, in consideration of and in exchange for SELLER’s receipt of the Purchase Price defined in Section 3 below, SELLER hereby sells, transfers, assigns and conveys to PURCHASER, and PURCHASER hereby purchases, acquires and otherwise receives from SELLER, all rights, title and interests in and to the Purchased Assets. For clarity, SELLER shall retain the Retained Copies solely for purposes of exercising its License Back.

(b)    Ownership. The Parties acknowledge that upon and following the Effective Date, PURCHASER will be the sole owner of the Purchased Assets, and SELLER will be the sole owner of the Required AMTRUST Programs and all Intellectual Property Rights therein, as each exist as of the Effective Date. Further, subject to the next sentence, each Party shall be the sole owner of any Improvements that such Party or its designees make to the NPS System and the Required AMTRUST Programs after the Effective Date (and all Intellectual Property Rights therein), subject to the Parties’ applicable underlying rights as of the Effective Date, and shall have no obligation to license or make available any of such Improvements to the other Party. If the Parties agree, in their discretion, for AMTRUST to create any Improvements to the NPS System or Required AMTRUST Programs for the benefit of NATIONAL GENERAL after the Effective Date, the Parties shall do so pursuant to a separate written agreement (a “Development Agreement”) that provides that (i) NATIONAL GENERAL owns the Intellectual Property Rights in such Improvements to the NPS System as a work made for hire and/or via an assigment of such rights to NATIONAL GENERAL and (ii) AMTRUST owns the Intellectual Property Rights in such Improvements to the Required Amtrust Programs, and such Improvements shall be included in the AMTRUST License. Neither Party shall take any action that is inconsistent with the above ownership rights. The owning Party has the sole right (but not the obligation) to apply for, prosecute, maintain and renew patents and other registrations for its Intellectual Property Rights herein, and to enforce such Intellectual Property Rights against third parties.

3.     Consideration.

(a)    Purchase Price. As full consideration for the sale, transfer, and conveyance of the Purchased Assets by SELLER, PURCHASER agrees to pay an aggregate of US$200 million (the “Purchase Price”) for all of the Purchased Assets, to be paid as follows:

(i)	33% of the Purchase Price (US$66,666,666.67) within one business day after the Effective Date;

(ii)	33% of the Purchase Price (US$66,666,666.67), in either cash or mutually-agreeable investment instruments, on the date that is six (6) months following the Effective Date; and

(iii)
the balance of the Purchase Price (US$66,666,666.66), in either cash or mutually-agreeable investment instruments, on the later of (i) the Transition Date or (ii) eighteen (18) months after the Effective Date. If the Parties disagree whether the Transition Date has occurred and cannot resolve such dispute amicably within 30 days, the Parties will resolve such disagreement solely by the decision of a reputable independent information technology expert, selected by AMTRUST and subject to NATIONAL GENERAL’s reasonable consent, from a firm that has neither Party or its Affiliates as a client. The Parties shall fully cooperate to provide such expert with sufficient information to render its decision, which such expert shall do within 30 days after its selection.

(b)    No Other Consideration. The Parties acknowledge and agree that the Purchase Price shall provide full consideration for, and otherwise cover all aspects of:

(i)	the sale, transfer and conveyance of the Purchased Assets to NATIONAL GENERAL hereunder;

(ii)	the AMTRUST License to the Required AMTRUST Programs granted to NATIONAL GENERAL in Section 6(a)(i) below, and the Patent License in Section 6(a)(ii) below; and

(iii)	all NPS licensing fees accrued and owed by NATIONAL GENERAL under the Existing Agreement on or after July 1, 2017.

(c)    Payment Matters. For clarity, the Purchase Price does not cover any of the Retained Liabilities set forth in Section 5(a) below. The Purchase Price shall be paid in cash by wire transfer or other method mutually agreed by the Parties. If any payment date in Section 3(a)(ii) or 3(a)(iii) is not on a business day, the payment will be due on the immediately following business day.

(d)    Collections - Undisputed Amounts. NATIONAL GENERAL agrees to reimburse AMTRUST for all reasonable attorneys’ fees and out-of-pocket expenses associated with AMTRUST collecting any undisputed amounts of the Purchase Price owed by NATIONAL GENERAL hereunder.

4.    Taxes. The SELLER shall be responsible for any transfer taxes due on the transactions consummated hereunder.

5.    Obligations Retained and Assumed; Termination of Existing Agreement.

(a)    Liabilities Retained. PURCHASER agrees that it is obligated under this Agreement to pay the following (and only the following) liabilities to SELLER with respect to the Existing Agreement (collectively, the “Retained Liabilities”): (i) NPS licensing fees accrued and owed by NATIONAL GENERAL under the Existing Agreement before July 1, 2017; and (ii) any other fees accrued and owed by NATIONAL GENERAL under the Existing Agreement as of the Effective Date. The termination and release in Section 5(c) below shall not limit or modify the above Retained Liabilities, which are an obligation of NATIONAL GENERAL under this Agreement.

(b)    Liabilities and Obligations Not Assumed. Except as expressly set forth in this Agreement, PURCHASER does not, and shall not, retain, assume or otherwise become obligated in any way to pay, any liabilities, debts or obligations of SELLER whatsoever, including but not limited to: any liabilities or obligations arising from SELLER’s business or development activities that relate to the Purchased Assets before the Effective Date; or any obligations, duties, terms, provisions, liabilities, covenants or other responsibilities associated with the Purchased Assets before the Effective Date, including, without limitation, any license or other fees due to any third parties on or for the Purchased Assets, that are not expressly outlined in Section 5(a) above; or any liabilities, debts or other obligations that relate to any NPS Dedicated Employee (defined in Section 8(g) below) who does not become a Transferred Employee (defined in Section 8(g) below); or any liabilities, debts or other obligations that relate to any Transferred Employee arising from or related to activities or circumstances occurring before the Effective Date. Except as expressly set forth in this Agreement, SELLER does not, and shall not, retain or otherwise become obligated in any way to pay, any liabilities, debts or obligations of PURCHASER whatsoever, including but not limited to: any liabilities or obligations arising from PURCHASER’s business or development activities that relate to the Purchased Assets after the Effective Date; or any obligations, duties, terms, provisions, liabilities, covenants or other responsibilities associated with the Purchased Assets after the Effective Date, including, without limitation, any license or other fees due to any third parties on or for the Purchased Assets or any liabilities, debts or other obligations that relate to any Transferred Employee arising from or related to activities or circumstances occurring after the Effective Date.

(c)    Termination of Existing Agreement. The Parties hereby amend Section 11.5 of the Existing Agreement, such that none of its provisions deemed to survive termination shall survive such event. As of the Effective Date, and effective immediately after the above amendment, PURCHASER and SELLER hereby terminate the Existing Agreement. Each Party hereby releases the other party from all liabilities, obligations and claims (other than those for fees in Section 9.1) arising or accruing under the Existing Agreement prior to the above termination, subject to Sections 5(a) and 8(f). Each Party hereby agrees to use good faith efforts in addressing and resolving any issues, claims or liabilities arising under or accruing under the Existing Agreement, including any outstanding accounts. Further, for any Hardware or licenses that NATIONAL GENERAL paid for under the Existing Agreement that will not be used by NATIONAL GENERAL after the Effective Date in connection with the Purchased Assets or AMTRUST License, the Parties agree to use good faith efforts to credit NATIONAL GENERAL with such payments as an offset to the costs paid by NATIONAL GENERAL for Transition Services in Section 8(c)(iii), taking into account the effect of any depreciation of any such Hardware or licenses.

6.    Required AMTRUST Programs and Patent Licenses.

(a)    AMTRUST License Grant. (i) AMTRUST hereby grants to NATIONAL GENERAL, and NATIONAL GENERAL hereby accepts, a worldwide, non-exclusive, royalty-free, fully paid-up, perpetual, sublicensable (subject only to Section 6(b) below) and assignable (subject only to Section 6(c) below) license in and to exercise all Intellectual Property Rights in the Required AMTRUST Programs (the “AMTRUST License”), with full rights to use, modify, make derivative works from, reproduce, distribute, perform, display and otherwise fully utilize and exploit, each on an internal basis only, the Required AMTRUST Programs solely in connection with and as necessary to operate the NPS System, including, without limitation, any Future NPS System. For clarity, the above license does not include any trademark rights with respect to “ANA” or “AMTRUST,” and PURCHASER agrees not to make any public use (or use that is visible to any third parties) of such trademark in connection with its use of the Required AMTRUST Programs (subject to a reasonable wind down period for any uses of ANA that are existing in the Required AMTRUST Programs, as provided by AMTRUST hereunder).

(ii)    Patent License Grant. AMTRUST hereby grants to NATIONAL GENERAL, and NATIONAL GENERAL hereby accepts, a worldwide, non-exclusive, royalty-free, fully paid-up, perpetual, sublicensable (subject only to Section 6(b) below) and assignable (subject only to Section 6(c) below) license in, to and under The ‘861 Patent Rights (the “Patent License”), to be exercised on an internal basis only, solely in connection with and as necessary to operate the NPS System, including, without limitation, any Future NPS System.

(b)    Sublicense Rights. NATIONAL GENERAL may sublicense its rights under the AMTRUST License and the Patent License solely to: (i) its current (and future, solely with respect to entities created as part of an internal organization) Affiliates, (ii) its and its Affiliates’ respective service providers, to the extent necessary to perform services for NATIONAL GENERAL and/or its Affiliates to enable their exercise of the AMTRUST License; and (iii) third parties (for which personal lines business (including for this purpose, commercial auto) represents ninety percent (90%) or greater of its total insurance business activities) solely as part of a contemporaneous and coterminous license to the NPS System (or any Future NPS System, as applicable), such third party license to be limited to end-use rights only and solely as necessary for such third party to use the NPS System. NATIONAL GENERAL is liable to AMTRUST herein for any action by a sublicensee that would breach this Agreement if committed by NATIONAL GENERAL.

(c)    Assignment Rights. NATIONAL GENERAL may sell, transfer and/or assign its AMTRUST License and Patent License solely to the successor or acquirer of any or all of its businesses (or the equity of the entities owning such businesses) to which such AMTRUST License and such Patent License relate, including its personal lines businesses, provided that NATIONAL GENERAL is also contemporaneously selling, transferring and/or assigning to the successor or acquirer the NPS System (or any future NPS System, as applicable) and any such successor or acquirer may not extend the benefits of such AMTRUST License or such Patent License to its or its Affiliates’ commercial lines businesses (other than commercial automobile).

(d)    AMTRUST License Deliverables. In connection with the AMTRUST License (but not the Patent License, for which AMTRUST has no delivery obligations), as part of its performance of the Transition Services, AMTRUST will provide NATIONAL GENERAL with a copy (in a mutually-agreed format) of the following (as each exists as of the Effective Date, and AMTRUST shall not be required to create additional items of the following, to the extent the following do not exist in the ordinary course of business on the Effective Date and are not required for NATIONAL GENERAL to independently operate the NPS System as contemplated under this Agreement), excluding, for clarity, all Third Party/Not Provided Components:

(i)    all software deliverables for the Required AMTRUST Programs;

(ii)	all source code and object code for, or used in connection with, the Required AMTRUST Programs; and

(iii)    all written documentation for the Required AMTRUST Programs.

7.    License Back to AMTRUST.

(a)    Grant. NATIONAL GENERAL hereby grants to AMTRUST, and AMTRUST hereby accepts, a worldwide, non-exclusive, royalty-free, fully paid-up, perpetual, sublicensable (subject only to Section 7(b) below) and assignable (subject only to Section 7(c) below) license in and to exercise all Intellectual Property Rights in the NPS System, with full rights to use, modify, make derivative works from, reproduce, distribute, perform, display and otherwise fully utilize and exploit, each on an internal basis only, the NPS System as set forth herein (the “License Back”).

(b)    Sublicense Rights. AMTRUST may sublicense the License Back solely to (i) its current (and future, solely with respect to entities created as part of an internal organization) Affiliates, and (ii) its and its Affiliates’ respective service providers, to the extent necessary to perform services for AMTRUST and/or its Affiliates to enable their exercise of such license. AMTRUST is liable to NATIONAL GENERAL herein for any action by a sublicensee that would breach this Agreement if committed by AMTRUST.

(c)    Limited Assignment Rights. AMTRUST may sell or transfer and/or assign the License Back, in whole or in part, solely to the successors or acquirers of any or all of its businesses (or the equity of the entities owning such businesses) to which the License Back relates, provided that any such successor or acquirer may not extend the benefits of such License Back to its and its Affiliates’ other businesses.

(d)    No Other Rights. AMTRUST acknowledges and agrees that the License Back does not convey title to, or ownership of, the NPS System to AMTRUST or any of its Affiliates or customers. NATIONAL GENERAL acknowledges and agrees that the AMTRUST License and Patent License does not convey title to, or ownership of, the Required AMTRUST Programs or The ‘861 Patent Rights to NATIONAL GENERAL or any of its Affiliates or customers. For clarity, the AMTRUST License and License Back shall not include any rights or licenses to use any Intellectual Property Rights (and/or any delivery requirements for Technology) of the other Party created after the Effective Date, except as set forth in any Development Agreement or the Project Plan.

8.    Transition of NPS System.

(a)    Transition Services. AMTRUST shall be responsible for separating the NPS System from its current (as of the Effective Date) operating environment, and reestablishing the NPS System per the Project Plan to operate in NATIONAL GENERAL’s system environment in a manner consistent with past practices prior to the Effective Date, including maintaining all current (as of the Effective Date) substantive features and functionality of the NPS System in such environment (the “Transition Services”).

(b)    Cooperation/Project Plan. The Parties shall execute the Project Plan within 45 days after the Effective Date. NATIONAL GENERAL shall provide all reasonable cooperation and assistance to AMTRUST for its performance of the Transition Services and Support Services and all of its obligations in the Project Plan. Without limiting the generality of the foregoing, NATIONAL GENERAL will, at its sole expense: (i) provide all Hardware, security and third-party Technology; (ii) hire all dedicated employees as are required to support the NPS System and Required AMTRUST Programs; and (iii) implement all Hardware requirements (including bandwidth) reasonably recommended by AMTRUST to mirror AMTRUST’s current Hardware supporting the NPS System and Required AMTRUST Programs as of the Effective Date.

(c)    Costs. NATIONAL GENERAL agrees to pay AMTRUST for the Transition Services, excluding out of pocket expenses (which will be reimbursed as set forth in Section 8(d) below), as follows:

(i)	One Hundred percent (100%) of AMTRUST’s actual costs (subject to the first sentence of Section 8(d)) incurred in providing the Transition Services up to US$5,000,000 (the “Cap”) and

(ii)
After the actual costs of the Transition Services reach the Cap, if the Transition Services are not completed in accordance with the Project Plan to NATIONAL GENERAL’s reasonable satisfaction, AMTRUST shall solely bear all expenses for further Transition Services required to reach the Transition Date, to be reimbursed by NATIONAL GENERAL to the extent any such expenses are due to the failure of NATIONAL GENERAL to comply with the Project Plan or its obligations in Section 8(b).

(iii)
NATIONAL GENERAL shall pay for all costs incurred by AMTRUST to provide and use Hardware for the performance of Transition Services that are incremental to AMTRUST’s Hardware costs to provide services under the Existing Agreement prior to the Effective Date. AMTRUST shall use commercially reasonable efforts to consult with NATIONAL GENERAL before incurring any such Hardware costs. These costs shall not be included in the calculation of the Cap.

(iv)	For clarity, AMTRUST’s costs in providing Support Services as set forth in Section 9(b) shall not be included in the calculation of the Cap.

(d)    Costs and Expenses. AMTRUST’s actual costs shall include the compensation and benefits for any current employee or independent contractor providing the applicable Transition Services or Support Services, pro-rated for any person providing less than 100% of his or her working hours. NATIONAL GENERAL agrees to reimburse AMTRUST without mark-up or premium for all reasonable and necessary travel and other out-of-pocket expenses incurred in connection with providing Transition Services and Support Services. Upon request, AMTRUST will provide reasonable documentation to support such expenses. NATIONAL GENERAL shall be responsible for any sales taxes, use taxes, goods and services taxes which are applicable to the Transition Services and Support Services. AMTRUST shall be responsible for all other taxes and charges, including taxes on its net income, that are based on AMTRUST’s net profit arising from its performance of the Transition Services and Support Services.

(e)     Payments. All payments due under this Section 8 and Section 9 shall be payable in full within sixty (60) days of NATIONAL GENERAL’s receipt of an invoice from AMTRUST. All invoices shall reference this Agreement, and any payment of an invoice by NATIONAL GENERAL is without prejudice to its right to contest its accuracy. Each Party shall maintain complete and accurate records relating to the performance of Support Services and shall provide same to the other Party upon request.

(f)    BPO Services. In addition to Transition Services, AMTRUST agrees to provide to NATIONAL GENERAL printing, lockbox and software hosting services (“BPO

Services”) in a manner consistent with past practices prior to the Effective Date until they are fully transitioned to NATIONAL GENERAL. The initial BPO Services to be provided and respective fees for same are attached hereto as Schedule C. The Parties agree to meet as soon as possible after the Effective Date, and in any event no more than forty-five (45) days after the same, to agree in writing to the migration and/or transition process, which will include a detailed project plan with milestones, deliveries, and proof points mutually agreed upon by the Parties to accomplish the BPO Services transition, such agreement to supersede Schedule C. The termination and release in Section 5(c) shall not limit or modify AMTRUST’s above obligation to provide BPO Services, which are an obligation of AMTRUST under this Agreement.

(g)    Employee Matters; Transferred Employees. NATIONAL GENERAL shall (i) offer employment to current (as of the Effective Date) AMTRUST employees and (ii) assume all engagement contracts for current (as of the Effective Date) AMTRUST contractors, in each case, whom the Parties mutually agree are dedicating substantially all of their time to the development, operation and maintenance of the NPS System (each an “NPS Dedicated Person”), upon terms substantially similar to their current compensation packages and including standard NATIONAL GENERAL benefits. Within three (3) business days after the Effective Date, NATIONAL GENERAL shall offer employment to each NPS Dedicated Person who is a current employee, and the Parties shall cooperate to assign the engagement contracts for each NPS Dedicated Person who is a current contractor to NATIONAL GENERAL. In the event a NPS-Dedicated Person declines an offer of employment from NATIONAL GENERAL (or refuses to perform under the applicable engagement contract), AMTRUST agrees not to retain such NPS-Dedicated Person. Further, AMTRUST will not rehire any NPS-Dedicated Person for three years after the Effective Date. If AMTRUST is required to pay any paid time off compensation or incur other out-of-pocket expenses to transfer the NPS Dedicated Persons, NATIONAL GENERAL shall reimburse same at cost. For purposes of this Agreement, each NPS Dedicated Person who agrees to become an employee of NATIONAL GENERAL following the Effective Date shall be referred to herein as a “Transferred Employee”. All such Transferred Employees shall begin working for NATIONAL GENERAL as quickly as is reasonably possible, and in any event no later than thirty (30) days after the Effective Date.

9.    Support.

(a) Current Environment Costs. After the Effective Date and until the Transition Date (the “Pre-Transition Support Period”), upon request of NATIONAL GENERAL, AMTRUST shall provide NATIONAL GENERAL software and system support for the NPS System and the Required AMTRUST Programs to assist NATIONAL GENERAL to continue its use of and otherwise operate the NPS System and utilize the Required AMTRUST Programs in a manner consistent with past practices prior to the Effective Date while the separation and re-establishment as part of the Transition Services is effected (the “Pre-Transition Support”).

(b)    For a maximum of twelve (12) months beginning on the Transition Date (the “Post-Transition Support Period”), upon request of NATIONAL GENERAL, AMTRUST shall provide NATIONAL GENERAL software and system support for the NPS System and the Required AMTRUST Programs to assist NATIONAL GENERAL to effectuate the AMTRUST License, continue its use of, and otherwise operate the NPS System and utilize the Required AMTRUST Programs, in each case, in a manner consistent with past practice (the “Post-Transition Support”, and together with the Pre-Transition Support, the “Support Services”). NATIONAL GENERAL agrees to pay AMTRUST’s actual costs and out-of-pocket expenses for performing all Support Services as set forth in Section 8(d), such costs and expenses to be consistent with past practices between the Parties (i.e., the same or similar rates and amounts for such services will apply).

(c)    AMTRUST agrees to perform all Support Services under this Agreement: (i) using personnel of required skill, experience and qualifications; (ii) in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services; and (iii) in compliance with all applicable laws.

10. Limited Development Obligations. Absent NATIONAL GENERAL’s prior written consent (which may be withheld in NATIONAL GENERAL’s sole discretion), AMTRUST will not market, offer, provide to, or develop for, any third party a personal lines insurance policy management system (as a standalone system or combined with another policy management system): (a) of any kind, for three (3) years after the Effective Date; or (b) that contains any source code contained in the NPS System, at any time after the Effective Date. For clarity, AMTRUST will not be restricted at any time after the Effective Date from using or developing any policy management system solely for its (and its respective Affiliates’) own internal business purposes or from developing systems for third parties that do not violate any term or condition of this Agreement, including AMTRUST’s obligations under this Section 10. For further clarity, this Section 10 does not limit AMTRUST’s sublicensing or assignment rights in Sections 7(b) & 7(c), provided that all permitted sublicensees and/or assignees remain subject to all terms and restrictions of the License Back. AMTRUST hereby acknowledges and agrees that the scope, duration and other terms of this Section 10 are reasonable, support a legitimate business interest of the Parties, and are fully supported by the consideration AMTRUST is receiving under this Agreement.

11.    Expenses. Except as expressly set forth in this Agreement, PURCHASER and SELLER shall each bear their own respective expenses incurred in connection with the transactions contemplated by this Agreement.

12.    Representations and Warranties of SELLER. SELLER, on behalf of itself and (where applicable) its Affiliates, hereby represents and warrants to PURCHASER, as follows:

(a)    SELLER (i) is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the state, province or country of its organization or incorporation; and (ii) has all requisite corporate power and authority to execute, grant, deliver, and perform the transactions contemplated hereby, including, without limitation: the transfer to PURCHASER of all rights, title and interest in and to the Purchased Assets and the grant of the AMTRUST License in the Required AMTRUST Programs and the grant of the Patent License in The ‘861 Patent Rights to NATIONAL GENERAL;

(b)    The execution and delivery of this Agreement, the performance of SELLER’s obligations hereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary proceedings on the part of SELLER. The execution of this Agreement by SELLER constitutes, or will constitute, a legal, valid and binding obligation of SELLER, enforceable against SELLER in accordance with its terms;

(c)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) result in the creation of any Lien upon, or any right for a Person to acquire, any Purchased Assets, (ii) violate or conflict with any law, decree, order or ruling of any governmental authority, to which SELLER or any of its property is subject, or (iii) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental authority, except to the extent so required, such consent, approval, authorization, order, registration, filing, qualification or notice has been obtained, made or given (as applicable) and is still in full force and effect;

(d)    SELLER is the sole legal and beneficial owner of, and holder of good, valid and marketable title to the Purchased Assets (other than the Purchased Mark, which is conveyed by SELLER on a quitclaim basis), free and clear of any Lien, and has the sole and exclusive right to sell, transfer, assign and convey all rights, title and interests in and to the Purchased Assets. SELLER also owns or otherwise has the right to grant the AMTRUST License and the Patent License to PURCHASER;

(e)    SELLER is not in violation of any applicable Laws involving, or relating to the Purchased Assets, the Required AMTRUST Programs, any NPS Dedicated Person or any Transferred Employees, and SELLER has received no written notices of any allegation of any such violation. For the purposes of this Agreement, the term “Laws” shall be deemed to include federal patent, copyright, and trademark laws, state trade secret and unfair competition laws, and all other applicable laws and regulations, including, without limitation, all applicable to equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulation;

(f)    Other than The ‘861 Patent Rights, there are no registered Intellectual Property Rights owned by Seller covering the Purchased IP or Purchased Technology;

(g)    There is no claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding, or investigation pending in which AMTRUST is a party or threatened in writing against AMTRUST and, in each case, relating to the Purchased Assets and/or the Required AMTRUST Programs, and there are no executory settlement agreements or similar written agreements with any governmental authority and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any governmental authority to which AMTRUST is a party that are against or affecting the Purchased Assets and/or the Required AMTRUST Programs.

(h)    SELLER neither pays nor receives any royalties, license fees or similar remuneration with respect to any of the Purchased Assets from any Person other than NATIONAL GENERAL;

(i)    SELLER’s execution of this Agreement and the performance of SELLER’s obligations hereunder will not violate any agreement in existence as of the Effective Date to which SELLER or its Affiliates is a party;

(j)    Neither the Purchased Assets nor the Required AMTRUST Programs conflict with, interfere, infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party, and there has been no charge, complaint, demand or notice in writing received by AMTRUST alleging any such conflict, interference, infringement, misappropriation or other violation. To SELLER’s knowledge, no third party has infringed upon, misappropriated or otherwise violated the Purchased Assets;

(k)    As of the Effective Date, neither SELLER nor any of its Affiliates owns or directly or indirectly controls the right to license or enforce, any patents, utility models, patent registrations, or equivalent rights that are not part of the Purchased Assets or included in the Patent License and that PURCHASER would directly or indirectly infringe through the practice, use and/or commercialization of the Purchased Assets and/or the AMTRUST License as contemplated under this Agreement;

(l)    Upon and following the Transition Date, the tangible and intangible assets constituting the Purchased Assets purchased, and the Required AMTRUST Programs and The ‘861 Patent Rights licensed, by the PURCHASER hereunder, together with Third Party/Not Included Components (not provided hereunder) and completion of the Support Services, will permit PURCHASER to independently operate the NPS System and Required AMTRUST Programs in substantially the same manner as, and including the continued use of all material features and functions of, the NPS System and Required AMTRUST Programs as such exists as of the Effective Date, as contemplated hereunder; and

(m)    Neither the Purchased Technology nor the Required AMTRUST Programs, as provided, contains any virus, trojan horse, worm, spybot, spider, sniffer, trap door, back door, timer, clock, counter or other limiting routine, malware, instruction, or design that could damage, disable, or erase any portion of any software or system or cause any software or system to become encumbered, inoperable, or incapable of being used in the full manner for which it was designed, or which would permit unauthorized access to any of the foregoing.

(n)    EXCEPT FOR SECTION 12(A), SECTION 12(D) AND SECTION 12(I) ABOVE, ALL OF WHICH SHALL SURVIVE INDEFINTELY, SELLER’S OTHER

REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN SHALL SURVIVE THE TRANSITION DATE FOR A PERIOD OF TWELVE (12) MONTHS ONLY.

13.    Representations and Warranties of PURCHASER. PURCHASER hereby represents and warrants to SELLER, as follows:

(a)PURCHASER (i) is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and (ii) has all requisite corporate power and authority to execute, deliver, and perform the transactions contemplated hereby;

(b)The execution, delivery, and performance by PURCHASER of this Agreement and the consummation of the transactions contemplated hereby are within the power of PURCHASER and have been duly authorized by all necessary actions on the part of PURCHASER. The execution of this Agreement by PURCHASER constitutes, or will constitute, a legal valid and binding obligation of PURCHASER, enforceable against PURCHASER in accordance with its terms; and

(c)The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any law, decree, order or ruling of any governmental authority, to which PURCHASER or any of its property is subject, or (ii) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any third party or governmental authority, except to the extent so required, such consent, approval, authorization, order, registration, filing, qualification or notice has been obtained, made or given (as applicable) and is still in full force and effect.

(d)EXCEPT FOR SECTION 13(A) ABOVE, WHICH SHALL SURVIVE INDEFINTELY, PURCHASER’S OTHER REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN SHALL SURVIVE THE TRANSITION DATE FOR A PERIOD OF TWELVE (12) MONTHS ONLY.

14.    Indemnification.

(a)    Indemnification by PURCHASER. PURCHASER shall indemnify, defend and hold harmless SELLER and its Affiliates, and (in their representative capacity) their respective shareholders, directors, officers, members, managers, employees, and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SELLER Indemnified Parties”) from and against any and all Losses incurred by or asserted against any SELLER Indemnified Parties in connection with, attributable to or arising from:

(i)any breach by PURCHASER of its covenants and obligations hereunder or under the Project Plan;

(ii)any inaccuracy in, or breach by PURCHASER of, its representations and warranties contained in Section 13 above; and

(iii)any liability, debt or obligation of PURCHASER that SELLER has not expressly assumed in this Agreement.

(b)    Indemnification by SELLER. SELLER shall indemnify, defend and hold harmless PURCHASER and its Affiliates, and (in their respective capacity) their respective shareholders, directors, officers, members, managers, employees, and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “PURCHASER Indemnified Parties”) from and against any Losses incurred by or asserted against any PURCHASER Indemnified Parties in connection with, attributable to or arising from:

(i)any breach by SELLER of its covenants and obligations hereunder or under the Project Plan;

(ii)any unauthorized use or disclosure by SELLER of policyholder data in connection with this Agreement, the transactions contemplated hereby or the Project Plan; and

(iii)any inaccuracy in, or breach by SELLER of, its representations and warranties contained in Section 12 above; and

(iv)any liability, debt or obligation of SELLER that PURCHASER has not expressly assumed in this Agreement.

(c)    Third Party Claims. Promptly after receipt by a SELLER Indemnified Party or a PURCHASER Indemnified Party (an “Indemnified Party”) of notice of any matter or the commencement of any action or claim by a third party in respect of which the Indemnified Party intends to seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party shall notify the Party that may be obligated to provide such indemnification under this Section 14 (an “Indemnifying Party”) of such claim thereof in writing, provided that any failure to so notify the Indemnifying Party shall not relieve it from any liability other than to the extent the Indemnifying Party is actually prejudiced by such failure. Within 15 days of receiving the above notice, effective upon written notice to the Indemnified Party, the Indemnifying Party must (i) assume the defense of such Third-Party Claim, (ii) confirm in writing its responsibility for all defense costs and expenses, liabilities and obligations arising from such Third-Party Claim and (iii) demonstrate to the reasonable satisfaction of the Indemnified Party its financial capability to undertake the defense and provide indemnification with respect to such Third-Party Claim and its selection of counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

(i)the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel of its own selection and at its own expense to assist in the handling of such matter or claim;

(ii)the Indemnifying Party shall consult with the Indemnified Party prior to acting on major matters, and each Party shall provide the other Party with all cooperation, documents and information reasonably requested by the other Party; and

(iii)no Party shall, without the prior written consent of the other Party in its sole discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Party of a full and complete release from all liability in respect of such Third-Party Claim.

(d) After written notice by the Indemnifying Party to the Indemnified Party assuming control of the defense of any Third-Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.

(e)    THE MAXIMUM LIABILITY OF EITHER PARTY TO THE OTHER PARTY FOR ALL CLAIMS RELATING TO THIS AGREEMENT, INCLUDING UNDER THIS SECTION 14, SHALL NOT EXCEED THE AMOUNT OF THE PURCHASE PRICE.

15.Notices. Any notice or other communication provided for herein or given hereunder to a Party hereto shall be in writing, and shall be deemed given when personally delivered to a Party set forth below or when sent by email, or three (3) days after mailed by first class mail, registered, or certified, return receipt requested, postage prepaid, or when delivered by a nationally-recognized overnight delivery service, with proof of delivery, delivery charges prepaid, in any case addressed as set forth below. SELLER and PURCHASER may change their respective recipient and/or mailing address set forth below by notice to the other (given in the manner herein prescribed).

If to PURCHASER:

NATIONAL GENERAL HOLDINGS CORP.
59 Maiden Lane, 38th Floor
New York, New York 10038
EMAIL: Jeffrey.Weissmann@ngic.com
ATTN: Jeffrey Weissmann, General Counsel

If to SELLER:

AMTRUST NORTH AMERICA, INC.
59 Maiden Lane, 43rd Floor
New York, New York 10038

EMAIL: Steve.Ungar@amtrustgroup.com
ATTN: Steve Ungar, General Counsel

With copies to:

AMTRUST FINANCIAL SERVICES, Inc.
800 Superior Avenue
Cleveland, Ohio 44114
Email: Michael.DeJohn@amtrustgroup.com
Attention: Michael DeJohn, Legal Counsel

and

SIMPSON THACHER & BARTLETT LLP
425 Lexington Avenue
New York, New York 10017
EMAIL: llesser@stblaw.com
ATTN: Lori Lesser

16.Miscellaneous.

(a)Entire Agreement. This Agreement, together with its schedules, constitutes the entire agreement of the Parties hereto regarding the subject matter covered herein, and all prior agreements, understandings, representations and statements, oral or written, regarding same are superseded hereby.

(b)Captions. Section captions used in this Agreement are for convenience only, and do not affect the construction of this Agreement.

(c)Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart thereof and shall be deemed an original signature for all purposes.

(d)Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained in this Agreement.

(e)Further Assurances. At any time or from time to time after the Effective Date, without further consideration, each Party shall, at the request of the other Party, execute and deliver such further instruments and document as the other Party may reasonably request to evidence or effect the consummation of the transactions contemplated by this Agreement.

(f)Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by PURCHASER and SELLER. No waiver by a Party hereto of any default or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(g)Arbitration.

(i)    General. Any disputes between the Parties as to the interpretation or any provision of this Agreement or the rights and obligations of any Party hereunder shall be resolved solely through binding arbitration as provided herein in New York, New York.

(ii)    Selection of Arbitrators. If arbitration is required to resolve a dispute between the Parties, the Parties will cooperate in good faith to select one (1) arbitrator for same. If the Parties are unable to agree on the selection of an arbitrator, the Parties will notify the New York office of the American Arbitration Association (the “AAA”) and request the AAA to select the arbitrator.

(iii)    Rules of Arbitration. The arbitrator selected pursuant to Section 16(g)(ii) above will follow the AAA rules for commercial arbitration, which will be binding on the Parties.

(iv)    Costs of Arbitration. The arbitrator will have the exclusive authority to determine and award in its sole discretion costs of arbitration and the costs incurred by each Party for its attorneys, advisors and consultants.

(v)    Award of Arbitrator. Any award made by the arbitrators shall be binding upon the Parties and shall be enforceable to the fullest extent of the law.

(vi)    Governing Law; Actual Damages. This Agreement is governed by the laws of the State of New York, without giving effect to any principles of conflict of laws of same. Except as permitted under Section 16(g)(iv) above, the arbitrators’ award will be limited to actual damages and will not include punitive or exemplary damages. Without limiting Section 16(d), nothing contained in this Agreement will be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to or subtract from any provisions of this Agreement. All privileges under state and federal law, including, without limitation, attorney-client work product and party communication privileges, shall be preserved and protected.

(h)Injunctive relief. The Parties agree that any breach or threatened breach of Sections 6(b), 6(c), 7(b), 7(c) and 16(l) shall cause a Party irreparable harm that is incapable of remedy by money damages, and that in such event, a Party has the right to seek temporary, preliminary or permanent injunctive or equitable relief (including specific performance) from the arbitrator (or from the courts located in New York, New York pending the resolution of any arbitration hereunder) to enjoin or prevent same without posting bond or other security.

(i)Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation.”

(j)No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties hereto and their respective successors and permitted assigns.

(k)Successor and Assigns. In the event of a permitted assignment herein, this Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Parties’ rights to assign this Agreement as a whole shall be consistent with their assignment rights in Sections 6(c) and 7(c), and any assignments or sublicenses not explicitly permitted by Sections 6(b), 6(c), 7(b), 7(c) or this Section 16(k) require the prior written consent of the non-assigning Party in its sole discretion. If NATIONAL GENERAL sells, assigns or transfers the NPS System (or any of its Intellectual Property Rights within) or if AMTRUST sells, assigns or transfers the Required AMTRUST Programs (or any of its Intellectual Property Rights within), in each case, in whole or in part, then in each case, the successor or acquirer is deemed automatically bound by the assigning Party’s licensing obligations herein and must also assume such obligations in writing. Any purported assignment in violation of Sections 6(c) or 7(c) or this Section 16(k) (or any sublicense in violation of Sections 6(b) or 7(b)) shall be null and void at the outset and of no force or effect.

(l)Confidentiality; Press Releases.

(i)    Before releasing a press release or other public disclosure announcing the transactions covered by this Agreement, a Party shall provide a draft of same to the other Party for review, input and consent. The Parties agree to cooperate in good faith to review, provide input and consider in good faith any such input, prior to releasing such proposed disclosure.

(ii)    NATIONAL GENERAL agrees to protect the source code, and other materials marked as “Confidential” or “Proprietary” (or that a reasonable person would understand to be confidential) for the Required AMTRUST Programs provided to NATIONAL GENERAL hereunder with the same level of security NATIONAL GENERAL accords to its own most sensitive source code and/or materials of a similar nature, and in no event less than a reasonable standard of care. NATIONAL GENERAL shall not authorize or permit any Required AMTRUST Programs, or any portion thereof, to become governed by or subject to an “open source” or similar license that could require NATIONAL GENERAL to license or make its source code available if any Required AMTRUST Programs are made available, licensed, conveyed, or distributed to third parties.

(iii)    AMTRUST agrees to protect the source code, and other materials marked as “Confidential” or “Proprietary” (or that a reasonable person would understand to be confidential) for the NPS System that are part of the Retained Copies or provided to NATIONAL GENERAL hereunder with the same level of security AMTRUST accords to its own most sensitive source code and/or materials of a similar nature, and in no event less than a reasonable standard of care. AMTRUST shall not authorize or permit the NPS System, or any portion thereof, to become governed by or subject to an “open source” or similar license that could require AMTRUST to license or make its source code available if any NPS System is made available, licensed, conveyed, or distributed to third parties.

(iv)    The restrictions of Sections 16(l)(ii) and 16(l)(iii) above with respect to confidentiality shall not be deemed to limit the Parties’ sublicensing and assignment rights permitted hereunder, provided that all sublicensees and assignees are subject to written obligations reflecting such restrictions and that each of the Parties remains ultimately liable to the other Party for breaches of same by its sublicensees.

(v) The restrictions of confidentiality herein shall not apply to any disclosures that are required by applicable law, statute, rule, regulation, court order, subpoena, document demand or legal process or to enforce a Party’s rights in this Agreement, provided that the required Party shall notify the other Party as soon as legally permitted and cooperate with all attempts by the other Party to obtain a protective order or similar treatment.

(m)    Term. The term of this Agreement commences as of the Effective Date and lasts in perpetuity. Without limiting the Parties’ other rights and remedies herein, the Parties agree that termination shall not be a remedy for a Party’s breach of this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, PURCHASER and SELLER have caused this Agreement to be executed as of the day and year first above written.

SELLER:

AMTRUST NORTH AMERICA, INC.

By:	/s/ Stephen Ungar

Name:	Stephen Ungar

Title:	Secretary

PURCHASER:

NATIONAL GENERAL HOLDINGS CORP.

By:	/s/ Jeffrey Weissmann

Name:	Jeffrey Weissman

Title:	General Counsel and Secretary